Exhibit 10.2

Amendment No. 3 to

Purchase and Sale Agreement and Escrow Instructions

This Amendment No. 3 to the Purchase and Sale Agreement and Escrow Instructions (this “Amendment”), is dated May 13, 2022, between Maui Land & Pineapple Company, Inc., a Hawaii corporation, as “Seller”, and Fakhry LLC, a Wyoming limited liability company, as “Buyer” (each, a “Party” and collectively, the “Parties”). This Amendment is entered into with reference to the following facts:

RECITALS:

A.

Seller and Buyer entered into a Purchase and Sale and Escrow Instructions dated December 29, 2021, in relation to lots 2-A, 2-B, 2-C, 2-D, 2-E, and 2-F of the “Kapalua Makai Subdivision No. 1” located Kapalua, Maui, Hawaii (the “Agreement”).

B.	Seller and Buyer executed Amendment No. 1 to the Agreement on March 29, 2022 (“First Amendment”).

C.	Seller and Buyer executed Amendment No. 2 to the Agreement on May 5, 2022 (“Second Amendment”).

AGREEMENT

Now, THEREFORE, the Parties agree as follows:

1.    Modification to Section 2.5. The Parties hereby confirm that Section 2.5 of the Agreement shall be removed and replaced with the following language:

2.5 Terms of Purchase.

(a)The Initial Deposit. An initial deposit of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) (the “Initial Deposit” or “Deposit”) shall be delivered to Escrow Holder by Buyer within five (5) business days after the Effective Date. As used in this Agreement, a “Business Day” means any day on which the Bureau of Conveyances of the State of Hawaii (“Bureau”) is open for the recording of deeds. Unless Buyer elects to not proceed with the purchase of the Property on or before March 31, 2022, the Initial Deposit shall become non-refundable on March 31, 2022, and held in Escrow until Closing unless applied to Application Funds pursuant to Section 2.5(c) below, or this Agreement is terminated, whereupon it shall be released to Seller. Buyer hereby irrevocably instructs Escrow Holder that if Buyer does not close on the Closing Date or if Buyer issues notice of termination of this Agreement Escrow Holder shall immediately and without further authorization from Buyer release any remaining amounts of the Deposit to Seller.

(b) Intentionally omitted.

(c) Use of the Deposit. Immediately upon receipt of the Initial Deposit, the Escrow Holder shall invest these funds in a federally insured deposit account approved by Buyer. Interest accrued on the Deposit shall be applied to and become a part of the Deposit.

Once the Deposit is received by Escrow Holder, Buyer may at any time request Escrow Holder pay Application Costs, as defined below, using the Deposit funds (“Draw Request”). Draw Requests shall include the invoice, contract, or other supporting data to evidence that all costs are only used for Application Costs. In no event shall the aggregate amount of all Draw Requests exceed Two Hundred Ninety Thousand Dollars ($290,000.00).

Upon the close of Escrow for this transaction (“Closing”), any unspent remaining amounts of the Deposit shall be applied to the Purchase Price.

(d) Application Funds. Within five (5) business days of the full execution of Amendment No.3, Buyer shall deposit TWO MILLION DOLLARS ($2,000,000.00) into a project bank account, opened and controlled by Buyer, to be used for funding the Application (as defined in Section 5.2) (“Application Funds”). The Application Funds may only be used to fund the required updated technical studies, drawings, maps, reports, and consultant fees required to support the Application, or at Buyer’s discretion, used to construct certain improvements upon the Property as may be required by governing agencies in support of the extension of the SMA Permit and the Application (the “Application Costs”). Buyer shall provide monthly statements of the account holding the Application Funds to Seller to show the use of the Application Funds and remaining balance. At Closing or termination of this Agreement, any unused Application Funds shall remain with the Buyer. No portion of the Application Funds shall be deemed to be applied against or to reduce the Purchase Price. In no event shall Seller be obligated to reimburse Buyer for any expenditure of the Application Funds.

(e) Cash at Closing. The Purchase Price, less any amounts remaining with Escrow from the Initial Deposit, plus Buyer’s share of closing costs, prorations, and fees and charges payable pursuant to this Agreement, shall be delivered to Escrow Holder as provided in paragraph 6.3.”

2.    Modification to Section 2.9. The Parties hereby confirm that Section 2.9 of the Agreement shall be removed and replaced with the following language:

2.9    CLOSING DATE. The “Closing Date” shall be a mutually agreeable date no later than thirty (30) days after the date of the SMA Extension Approval described in Section 5.2.3 of this Agreement.

3.    Acknowledgment of Section 5.1.4. The Parties acknowledge that Buyer has satisfied its requirements under Section 5.1.4.

4.    Buyer’s Waiver of Due Diligence & End of Exclusivity. By executing this Amendment, Buyer hereby (i) delivers its Acceptance Notice, as such term is defined in Section 3.2(c) of the Purchase Agreement, and (ii) confirms that the feasibility condition contained in Section 3.2 of the Purchase Agreement is satisfied in all respects, including Buyer’s receipt and approval of the Document Inventory, Declaration of Covenants, and License Agreement and Buyer’s approval of each of the items set forth in Section 3.2(b). Buyer expressly acknowledges and agrees that from and after the date of this Amendment Seller is no longer bound by the provisions of Section 14.21 (Exclusivity) of the Agreement.

5.    Modification to Section 5.2. The Parties hereby confirm that Section 5.2 of the Agreement shall be amended to include the following Section 5.2.3:

5.2.3. SMA EXTENSION APPROVAL. Under Standard Condition Number 2 of the SMA Permit, construction of the Project is required to be completed by April 10, 2023 (the “SMA Completion Deadline”). Buyer’s obligation to close shall be contingent on the vote by the Maui Planning Commission (“MPC”) to approve an extension of the SMA Completion Deadline for a minimum of five (5) years (that is, until at least April 10, 2028) (“SMA Extension Approval”). Seller shall diligently and in good faith assist and cooperate with Buyer’s efforts to prepare and file an application with the County of Maui for the SMA Extension Approval, supported by the required updated technical studies and drawings (the “Application”), at no material cost or liability to Seller. Seller will join in the execution of the Application as determined by the County of Maui. The Application shall be funded with the Application Funds. If the MPC does not vote in favor of the SMA Extension Approval by April 10, 2023, this Agreement shall terminate automatically without liability to either party, Escrow Holder shall immediately release the Deposit to Seller, and the remaining balance of the Application Funds shall be released to Buyer. If the MPC does vote in favor of the SMA Extension Approval by April 10, 2023, but the MPC’s approval is subject to new conditions (“New Conditions”) that Buyer reasonably determines materially impair Buyer’s ability to successfully develop the Project, then Buyer may, within ten (10) days of that approval, terminate this Agreement by written notice to Seller and Escrow Holder, whereupon Escrow Holder shall immediately release the Deposit to Seller, and the remaining balance of the Application Funds shall be released to Buyer. If Buyer does not exercise this termination option, Buyer shall proceed to close. Seller shall not under any circumstances be responsible for satisfying or funding any New Conditions. In case of any termination under this Section all rights to any maps, reports, and studies prepared for the Application shall be assigned to Seller, and the Parties will have no further obligations to each other.

6.	Deletion of Section 11. The Parties hereby agree to delete Section 11 in its entirety.
7.	Miscellaneous.

7.1 Capitalized Terms/Definitions. Each capitalized term used in this Amendment and not defined herein shall be deemed to have the same meaning ascribed to it in the Agreement.

7.2 Continuing Effect. Except as specifically provided in this Amendment, the provisions of the Agreement and the First Amendment shall remain unchanged and in full force and effect. In the event of a conflict between the Agreement or the First Amendment on one hand and this Amendment on the other hand, this Amendment shall control.

7.3 Authority. Each person executing this Amendment on behalf of a Party represents and warrants that it has the full power, authority, and legal right to execute and deliver this Amendment on behalf of such Party and that this Amendment constitutes the legal, valid, and binding obligations of such Party, its heirs, representatives, successors, and assigns, enforceable against such Party or Parties in accordance with its terms.

7.4 Counterparts. To facilitate execution of this Amendment, this Amendment may be executed in one or more counterparts as may be convenient or required, and an executed copy of this Amendment delivered electronically by facsimile or e-mail shall have the effect of an original, executed instrument; but, in making proof of this Amendment it shall not be necessary to produce or account for more than one such counterpart executed by each Party hereto. It shall not be necessary for the signature of, or on behalf of, each Party hereto, or that the signature of all persons required to bind any such Party appear on each counterpart of this Amendment.

[[SIGNATURES ON FOLLOWING PAGE]]

SIGNATURE PAGE TO AMENDMENT NO. 3 TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 3 as of the date and year first set forth above.

“BUYER” FAKHRY LLC By: /s/ Ebrahim K. Kahhjavani Name: Ebrahim K. Nakhjavani Title: Manager	“SELLER” MAUI LAND & PINEAPPLE COMPANY, INC. By: /s/ Paulus Subrata Name: Paulus Subrata Title: Vice President